Exhibit 5.1

[Letterhead of DLA Piper LLP (US)]

October 7, 2008	OUR FILE NO. 309347-000002

Avantair, Inc.
4311 General Howard Drive
Clearwater, Florida 33762

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel for Avantair, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,500,000 shares of the Common Stock, $0.01 par value (the “Registration Statement”), of the Company to be issued pursuant under the 2006 Long-Term Incentive Plan (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based on such examination, we are of the opinion that the 1,500,000 shares of Common Stock which may be issued under the Plan are duly authorized shares of the Company’s Common Stock, and, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)